Exhibit 10.3

ETHANOL FUEL MARKETING AGREEMENT

THIS AGREEMENT, entered into this 30th day of November, 2005, by and between RENEWABLE PRODUCTS MARKETING GROUP, L.L.C., a Minnesota limited liability company, hereinafter referred to as “RENEWABLE PRODUCTS”; and DAKOTA ETHANOL, L.L.C., a South Dakota limited liability company, hereinafter referred to as “DAKOTA ETHANOL.”

WITNESSETH:

WHEREAS, RENEWABLE PRODUCTS is a limited liability company formed for the purpose of marketing ethanol for its members and others; and

WHEREAS, DAKOTA ETHANOL owns a plant in Wentworth, South Dakota engaged in the production of fuel grade ethanol (the “Plant”); and

WHEREAS, the parties desire to enter into this Agreement to provide for RENEWABLE PRODUCTS’ marketing of fuel grade ethanol produced by the Plant, under the terms stated herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.                                      Exclusive Marketing Representative.   RENEWABLE PRODUCTS shall be the sole marketing representative for all fuel grade ethanol produced at the Plant during the term hereof subject to all the terms and conditions of this Agreement.

2.                                      Plant Capacity/Ethanol Specifications.   The Plant has the capacity of producing approximately 45 - 50 million gallons of fuel grade ethanol per year, which fuel grade ethanol is at least 199.50 proof (undenatured anhydrous), and conforms to the specifications described in A.S.T.M. 4806 and such other specifications that may be, from time-to-time, promulgated by the industry for E-Grade denatured fuel ethanol.  DAKOTA ETHANOL contemplates that the Plant will be unencumbered to allow RENEWABLE PRODUCTS to begin marketing of the Plant’s ethanol on January 1, 2006.

3.                                      Rail and Truck Loading Facilities.  The Plant shall include reasonable and convenient railcar and tank truck access at the Plant of a size and design appropriate to handle production of approximately 45-50 million gallons of ethanol per year.  All such railcar and tank truck loading facilities shall meeting all industry and governmental safety standards and shall be capable of delivering a minimum of 500 gallons of product per minute to railcars and/or tank trucks.  DAKOTA ETHANOL will be solely responsible for all demurrage charges for railcars incurred on the Plant site and for demurrage charges on railcars unable to be delivered at the Plant due to insufficient railcar siding capacity.  DAKOTA ETHANOL shall provide personnel reasonable needed to load trucks or rail cars at the Plant in a timely manner.  Demurrage charged to trucks or railcars resulting from operations beyond the control of DAKOTA ETHANOL and incurred off-site will be charged as an expense to the pool, and will not be charged directly to DAKOTA ETHANOL.

4.                                      Storage Capacity.  The Plant shall have sufficient storage capacity for not less than 7 days ethanol production.

5.                                      Best Efforts to Market.  RENEWABLE PRODUCTS shall market all fuel grade ethanol produced by the Plant; provided, however, that RENEWABLE PRODUCTS’ obligation hereunder shall be excused in case of fire, flood, other natural calamity, labor dispute or any adverse governmental statute, regulations or decree (including any court order or decree).  RENEWABLE PRODUCTS shall use commercially reasonable efforts to achieve the highest price available under prevailing market conditions at the time of the sale.

6.                                      Risk of Loss.  RENEWABLE PRODUCTS shall bear the risk of loss for all product to be marketed hereunder from the time the common carrier accepts the product at the Plant in either a railcar and/or tank truck for shipment by the common carrier.

7.                                      Specific Marketing Tasks.  RENEWABLE PRODUCTS shall be totally responsible for the marketing, sale and delivery of all the production from the Plant during the term of this Agreement, such responsibilities to include, but not limited to:

•                  Obtaining  sufficient railcar, tank trucks and other transport as may be needed to handle said production;

•                  Negotiating the rates and tariffs to be charged for delivery of such production to the customer;

•                  Promoting and advertising the sale of fuel grade ethanol as appropriate;

•                  Ascertaining that such production is delivered where contracted and intended;

•                  Handling all purchase agreements with consumers and any complaints in connection therewith; and

•                  Collecting all accounts and undertaking any legal collection procedures as may be necessary.

8.                                      Negotiation of Ethanol Price.  RENEWABLE PRODUCTS will use all reasonable efforts to obtain the best price for all fuel grade ethanol sold by it pursuant to the terms of this Agreement.

9.                                      Compensation; Pooling; Membership; Group Buying; Audits.

(a)                                  DAKOTA ETHANOL will pay RENEWABLE PRODUCTS $.01 (one cent) for each gallon of ethanol sold by RENEWABLE PRODUCTS for the account of DAKOTA ETHANOL.  RENEWABLE PRODUCTS shall have the right to deduct this fee from payments due DAKOTA ETHANOL as described in paragraph 10.

(b)                                 The members of RENEWABLE PRODUCTS market their ethanol as a pool.  RENEWABLE PRODUCTS shall market the production of the Plant as part of this pooling arrangement as if DAKOTA ETHANOL were a member of RENEWABLE PRODUCTS, subject only to the commission (operating expense) differential and voting rights members enjoy as set forth in Exhibit A, the terms of which are incorporated herein by this reference.

(c)                                  DAKOTA ETHANOL shall be eligible to become a member/owner of RENEWABLE PRODUCTS pursuant to the terms and conditions set forth in Exhibit A.

(d)                                 DAKOTA ETHANOL shall be allowed to participate in the RENEWABLE PRODUCTS group buying program commencing on January 1, 2006.

(e)                                  The parties hereto agree that, upon request in writing, either party may require the other to make available its books and records, at reasonable intervals, in order to audit those books and records and to account for all dealings, transactions and sums relevant to this Agreement.

10.                               Accounts Receivable; Remittances.

(a)                                  It will be the responsibility of RENEWABLE PRODUCTS to do all billing in regard to the sale of ethanol, to collect all receivables and to be responsible for any uncollectible accounts.  All risks associated with accounts receivable shall be borne by RENEWABLE PRODUCTS.

(b)                                 RENEWABLE PRODUCTS shall remit payment to DAKOTA ETHANOL for all product shipped hereunder within 10-12 calendar days following the date the shipment loaded on the railcar and/or truck regardless of whether the shipment has been accepted by the common carrier.

11.                               Rail Car Leases; Assignment in Event of Termination of Contract.

(a)                                  RENEWABLE PRODUCTS will lease railcars to be used by DAKOTA ETHANOL, the initial number of which is 108 railcars as set forth on the lease agreements attached hereto as Exhibit B and incorporated herein by this referenced.  While DAKOTA ETHANOL is marketing its ethanol product through RENEWABLE PRODUCTS pursuant to this Agreement, the cost of such leases will be deemed an expense of the marketing pool, and shall not be charged directly to DAKOTA ETHANOL.

(b)                                 If this Agreement is terminated, by non-renewal or otherwise, the lease for the rail cars leased by RENEWABLE PRODUCTS for the transport of the Plant’s ethanol will be assigned to DAKOTA ETHANOL, who will be obligated to the terms and conditions of said lease.  RENEWABLE PRODUCTS shall provide DAKOTA ETHANOL the opportunity to review and approve of terms and conditions of any such rail car lease before RENEWABLE PRODUCTS first executes the same.  The parties understand that the assignment of the lease is subject to the approval of the lessor of the rail cars.

12.                               No “Take or Pay.”  The parties agree that this is not a “take or pay contract” and that RENEWABLE PRODUCTS’ liability is limited to ethanol passing custody at the Plant.

13.                               Term; Renewals.

(a)                                  The initial term of this Agreement shall commence on January 1, 2006 and shall continue up to and including March 31, 2007.

(b)                                 This Agreement shall be automatically extended for an additional one (1) year term following the end of the end of the initial term unless either party gives written notice of nonextension not less than ninety (90) days before the end of the current expiration date.  The aforementioned renewal provision shall apply in the same manner for all subsequent expiring terms, and the Agreement shall be automatically renewed for subsequent one (1) year terms unless written notice of nonrenewal is provided in the manner provided above.

14.                               Licenses and Permits.  At all times from the commencement of this Agreement, DAKOTA ETHANOL will have all the licenses and permits necessary to operate the Plant.

15.                               Estimated 12-Month Volume.  As of the commencement of this Agreement, DAKOTA ETHANOL will provide RENEWABLE PRODUCTS with DAKOTA ETHANOL’s best estimate of its anticipated month-by-month ethanol production for the next twelve (12) months, to assist RENEWABLE PRODUCTS in developing appropriate marketing strategies for the ethanol to be produced by the Plant.

16.                               Updated Monthly Volume Estimates.  On or before the first day of each month, DAKOTA ETHANOL will provide RENEWABLE PRODUCTS with its updated best estimate of the Plant’s anticipated month-by-month ethanol production for the next twelve (12) months, so that RENEWABLE PRODUCTS will have ethanol production estimates from DAKOTA ETHANOL twelve (12) months into the future during the entire time that this Agreement is in effect.

17.                               Good and Marketable Title.  DAKOTA ETHANOL represents that it will have good and marketable title to all of the ethanol marketed for it by RENEWABLE PRODUCTS and that said ethanol will be free and clear of all liens and encumbrances.

18.                               Establishment of Price and Other Sale Terms.  When RENEWABLE PRODUCTS sells the ethanol marketed pursuant to the terms of this Agreement to its customers, the parties understand and agree that the ethanol sales prices and all other terms and conditions of ethanol sales to customers under this Agreement will be established by RENEWABLE PRODUCTS.  RENEWABLE PRODUCTS may make these decisions, without the need of obtaining consent from DAKOTA ETHANOL.  Notwithstanding the foregoing, RENEWABLE PRODUCTS agrees to use its best efforts to promptly communicate with DAKOTA ETHANOL the terms and conditions of ethanol sales.

19.                               Independent Contractor.  Nothing contained in this Agreement will make RENEWABLE PRODUCTS the agent of DAKOTA ETHANOL for any purpose whatsoever.

RENEWABLE PRODUCTS and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of DAKOTA ETHANOL under this Agreement.

20.                               Separate Entities.  The parties hereto are separate entities and nothing in this Agreement or otherwise shall be construed to create any rights and liabilities of either party to this Agreement with regard to any rights, privileges, duties or liabilities of any other party to this Agreement.

21.                               Working Relationship.  Because the parties hereto have not done business together in the past in the manner described in this Agreement, they have not yet attempted to develop efficient and effective procedures related to ordering, delivering ethanol and shipping ethanol and, therefore, agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters.

22.                               Ethanol Shortage; Open Market Purchase.  If DAKOTA ETHANOL is unable to deliver its estimated monthly ethanol production (as provided to RENEWABLE PRODUCTS pursuant to paragraph 15, as updated pursuant to paragraph 16) and if as a consequence of the non-delivery and in order to meet its sale obligation to third parties, RENEWABLE PRODUCTS may purchase ethanol in the market place to meet its delivery obligations.  If RENEWABLE PRODUCTS incurs a financial loss as a result of such purchases, DAKOTA ETHANOL will reimburse RENEWABLE PRODUCTS for any such loss.  Under such circumstances, if RENEWABLE PRODUCTS realizes a financial gain, it will pay such gain to DAKOTA ETHANOL.

23.                               Testing of Samples.  At the request of RENEWABLE PRODUCTS, DAKOTA ETHANOL agrees to provide RENEWABLE PRODUCTS with samples of its ethanol produced at the Plant so that it may be tested for product quality on a regular basis.

24.                               Insurance.  During the entire term of this Agreement, DAKOTA ETHANOL will maintain insurance coverage that is standard for a company of its type and size that is engaged in the production and selling of ethanol.  At a minimum, DAKOTA ETHANOL insurance coverage must include:

a.                                       Comprehensive general product and public liability insurance, naming RENEWABLE PRODUCTS as an additional insured, with liability limits of at least $5 million in the aggregate.

b.                                      Property and casualty insurance adequately insuring its production facilities and its other assets against theft, damage and destruction on a replacement cost basis.

c.                                       Workers’ compensation insurance to the extent required by law.

DAKOTA ETHANOL will not change its insurance coverage during the term of this Agreement, except to increase it or enhance it, without the prior written consent of RENEWABLE PRODUCTS.

25.                               Indemnification by DAKOTA ETHANOL.  Except as otherwise provided herein, DAKOTA ETHANOL shall indemnify, defend and hold harmless RENEWABLE PRODUCTS, and its officers, directors, employees and agents from and against all actions, causes of actions, claims, costs, expenses, damages and liabilities, including reasonable attorneys’ fees, which RENEWABLE PRODUCTS may incur with respect to or be required to pay to a third party as a result of a breach by DAKOTA ETHANOL of any covenant, representation or warranty herein, or any negligence, fraud or misrepresentation of DAKOTA ETHANOL, except to the extent such losses or damages are caused by the negligence, fraud, willful injury or willful violation of law by the RENEWABLE PRODUCTS, or its officers, directors, employees and agents or by the reckless disregard of its duties hereunder by any such person.

26.                               Indemnification by RENEWABLE PRODUCTS.  Except as otherwise provided herein, RENEWABLE PRODUCTS shall indemnify, defend and hold harmless DAKOTA ETHANOL, and its officers, directors, employees and agents from and against all actions, causes of actions, claims, costs, expenses, damages and liabilities, including reasonable attorneys’ fees, which DAKOTA ETHANOL may incur with respect to or be required to pay to a third party as a result of a breach by RENEWABLE PRODUCTS of any covenant, representation or warranty herein, or any negligence, fraud or misrepresentation of RENEWABLE PRODUCTS, except to the extent such losses or damages are caused by the negligence, fraud, willful injury or willful violation of law by the DAKOTA ETHANOL, or its officers, directors, employees and agents or by the reckless disregard of its duties hereunder by any such person.

27.                               Survival of Terms; Dispute Resolution.

(a)                                  All representations, warranties and covenants made in connection with this Agreement will survive the termination of this Agreement.  The parties will, therefore, be able to pursue claims related to those representations, warranties and agreements after the termination of this Agreement, unless those claims are barred by the applicable statute of limitations.  Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement.  This means that the parties may pursue those claims even after the termination of this Agreement, unless applicable statutes of limitation bar those claims.

(b)                                 The parties agree that, should a dispute between them arise in connection with this Agreement, the parties will complete, in good faith, a mediation session prior to the filing of any action in any court.  Such mediation session shall occur at a place that is mutually agreeable, and shall be conducted by a mediator to be selected by mutual agreement of the parties.

28.                               Choice of Law; Venue.  The parties agree that this Agreement will be governed by, interpreted under and enforced in accordance with South Dakota law.

29.                               Assignment.  Neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld.

30.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties covering everything agreed upon or understood in the transaction.  There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or uncomments to the execution thereof or in effect between Buyer and Seller, except as expressed in this Agreement.  No change or addition shall be made to this Agreement except by a written document signed by all parties hereto.

31.                               Execution of Counterparts.  This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts, each of such counterparts being deemed by the parties to be an original instrument; and all of such counterparts, taken together, shall be deemed to constitute one and the same instrument.

32.                               Duplicate Counterpart Includes Facsimile.  The parties specifically agree and acknowledge that a duplicate original hereof shall include, but not be limited to, a counterpart produced by virtue of a facsimile (“fax”) machine.

33.                               Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and there respective heirs, personal representative, successors and assigns.

34.                               Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in any respects when it has been delivered by hand or mailed by first class mail postage prepaid, addressed as follows:

TO:         Renewable Products Marketing Group, L.L.C.

809 East Main Street, Suite 2

Belle Plaine, MN 56011

Facsimile:  952-873-2427

Attn:  Steve Bleyl, CEO

TO:         DAKOTA ETHANOL

P.O. Box 100

Wentworth, SD 57075

Facsimile:  605-483-2681Attn:  Scott Mundt, General Manager

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IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first written above.

RENEWABLE PRODUCTS MARKETING
GROUP, L.L.C.

By :	Steve Bleyl
Its CEO

DAKOTA ETHANOL, L.L.C.

By :	Brian Woldt
Its Chairman Board of Managers

EXHIBIT A

TERMS AND CONDITIONS OF OWNERSHIP IN RENEWABLE PRODUCTS

While DAKOTA ETHANOL may request to become an owner in RENEWABLE PRODUCTS at any time during the term of the Ethanol Fuel Marketing Agreement between DAKOTA ETHANOL and RENEWABLE PRODUCTS, DAKOTA ETHANOL shall not be eligible for ownership in RENEWABLE PRODUCTS until the last day of the 12th month of the initial term of this Agreement.  The ownership of DAKOTA ETHANOL in RENEWABLE PRODUCTS shall be subject to the approval of each then-current owner in RENEWABLE PRODUCTS.

If DAKOTA ETHANOL is accepted as an owner, DAKOTA ETHANOL shall be bound by all of the terms and conditions of the operating agreement of RENEWABLE PRODUCTS to the extent such terms and conditions do not contradict the following terms and conditions of ownership as have been specifically negotiated between DAKOTA ETHANOL and RENEWABLE PRODUCTS as of the date of this Agreement:

(1)                                  Upon acceptance of DAKOTA ETHANOL as an owner in of RENEWABLE PRODUCTS, DAKOTA ETHANOL shall make a capital contribution to RENEWABLE PRODUCTS consisting of the following three payments:

(a)                                  a lump sum payment of $105,000 shall be contributed to RENEWABLE PRODUCTS by DAKOTA ETHANOL immediately upon DAKOTA ETHANOL’s becoming an owner in RENEWABLE PRODUCTS; and

(b)                                 a payment of $500,000 shall be contributed to RENEWABLE PRODUCTS by DAKOTA ETHANOL, which shall be contributed by one of the following three (3) methods:

(i)                                     as a lump payment due on the date DAKOTA ETHANOL becomes an owner of RENEWABLE PRODUCTS;

(ii)                                  as a monthly offset against the aggregate pooling fee payable by DAKOTA ETHANOL to RENEWABLE PRODUCTS under this Agreement; or

(iii)                               as any combination of both (i) and (ii) subject to the approval of RENEWABLE PRODUCTS.

(c)                                  a capital contribution equal to the amount of any additional equity put into RENEWABLE PRODUCTS by the current owners at the time of joining.

(2)                                  If DAKOTA ETHANOL elects to contribute the $500,000 as a monthly offset pursuant to subparagraph 1(b)(ii) above, the monthly offset shall be calculated as follows:

(a)                                  The parties shall determine the total gallons of ethanol produced by DAKOTA ETHANOL for the current month within 10 business days of the close of such month;

(b)                                 The parties shall then determine the difference between:

(i)                                     the per gallon pooling fee payable under Section 9 of the Agreement ($0.01); and

(iii)          the per gallon operating expenses of RENEWABLE PRODUCTS’ measured by the expenses incurred for the month in which production is being measured, which shall be determined within 10 business days of the close of such month;

(c)                                  The parties shall multiply the total monthly production of DAKOTA ETHANOL times the amount determined in subparagraph 2(b) above.

(d)                                 The calculation set forth in this subparagraph (2) can be illustrated by the following example:

Total Monthly Ethanol Production	4,000,000	gallons

Pooling Fee	$0.01	per gallon

Operating Expenses	$0.0025	per gallon

Difference to be multiplied times Monthly Production Amount	$0.0075	per gallon

Offset Amount (4,000,000 x $0.0075)	$30,000

(3)                                  The monthly offset shall be applied toward the $500,000 capital contribution amount and shall reduce the outstanding balance payable of same.

(4)                                  DAKOTA ETHANOL shall be eligible, at any time, to make lump sum payments of any amount to reduce the outstanding balance of its capital contribution.

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EXHIBIT B

RIDER NINE (9) TO RAILROAD CAR LEASE AGREEMENT

Effective this 1st day of August, 2005, this Rider shall became a part of the Railroad Car Lease Agreement between Trinity Industries Leasing Company, Lessor, and Renewable Products Marketing Group, LLC, Lessee, dated April 25, 2001 and the cars described herein shall be leased to Lessee, subject to the terms and conditions in said Railroad Car Lease Agreement, during the term and for the rental shown below:

		Approximate	Base
Number		Capacity	Monthly
of		(gallonage or	Rental
Cars	Type and Description	cubic feet)	(Per Car)

108	DOT 111A100W1 non-coiled and non-insulated tank cars	30,145	$570.00
TILX 191517 through and including TILX 191539, and
TILX 192363 through and including TILX 192412, and
TILX 192450 through and including TILX 192469, and
TILX 192500 through and including TILX 192504.

Delivery -  Notwithstanding Article 2, Lessor shall deliver each car to Lessee freight charges prepaid, in the yard or the delivering line at Lessee’s facility located at Wentworth, South Dakota.

Weight Limitations - Lessee shall not exceed the weight limitations prescribed for operation of cars in unrestricted interchange service as set forth under AAR Interchange Rule 91 without Lessor’s prior written consent.

Escalation of Monthly Rental Charge:

1.                                       Modifications - in accordance with Article 19 of Railroad Car Lease Agreement, any change in car design required by the AAR, DOT, FRA or other governmental authority during the term of this lease will cause the monthly car rental to increase for each car on the month following its modification as follows:

A.           For modification with a useful life equal to the car itself, car rental will increase by a monthly rate of $1.75 per car for each $100 of Lessor’s cost incurred in the course of making modification.

B.             For modification with a useful life less than that of the car, monthly car rental increase will equal cost of modification including the implicit cost of money at 10% per annum, divided by the number of months of estimated remaining life of the modification.

2.                                       High Mileage - in accordance with Article 20, in the event that a car travels more than 35,000 miles (empty and loaded) in any calendar year, the Lessee shall pay the Lessor $0.03 per mile for each mile over 35,000 traveled by such car.

The minimum rental period for the cars leased hereunder shall be one hundred twenty (120) months, and the cars shall continue under lease thereafter for successive one (1) month terms, at the same rate and under the same conditions, unless notice, in writing, requesting cancellation shall be given by either party to the other at least thirty (30) days prior to expiration of the initial term or any successive term for cars covered by this Rider.  Thereafter, this Rider shall terminate automatically upon the date of release of the last car covered by this Rider.

TRINITY INDUSTIRES LEADING COMPANY

By:	/s/ Thomas Jardin
Vice President

RENEWABLE PRODUCTS MARKETING GROUP, LLC

By:	/s/Todd Krugel
Title: Ethanol Marketing Mgr.